LICENSE AND DISTRIBUTION AGREEMENT

This License and Distribution Agreement ("Agreement) is made and entered into this 30th day of March, 1999 ("Effective Date"), by and between NETOPIA, INC., a Delaware corporation, with offices at 2470 Mariner Square Loop, Alameda, CA 94501 ("Netopia"), and Nettaxi Online Communities, Inc., a Delaware corporation, with offices at 2165 S. Bascom Ave.,
Campbell,  CA.  95008  ("Distributor").

     The  parties  agree  as  follows;

     1.LICENSE  GRANT
     ----------------

Netopia grants to Distributor, and Distributor accepts from Netopia, a royalty-bearing, nonexclusive license right:
     (a) to use the site server software object code for Netopia's "Netopia Virtual Office" product and the related template software development toolset (the "Server Product") to host end users of the Product;
     (b) to use, reproduce, manufacture, and display a Distributor-branded version of the client software object code of Netopia's Netopia Virtual Office" product and the related product documentation (the client object code and related documentation being referred to herein as the "Product"); and
     (c) to promote. distribute, license and otherwise market, host, maintain and support the Product to and for end users only, under the terms of Netopia's end user license agreement, in conjunction with the sale of Distributor's internet-related products and services.

All rights not expressly granted are reserved by Netopia and its licensors. Provided that Distributor shall have paid all amounts due for the annual maintenance fee as provided in Section 2(d), Distributor's license shall extend to all updates, revisions and new releases of the Server Product and the Product made generally available by Netopia to its customers during the term of this Agreement. Subject to the provisions of Section 3(a), such updates, revisions and new releases shall be provided to Distributor with no increase in license fee payments.

Distributor will offer a minimum of two Product services to Distributor's end users, including the following:

Distributor's will offer without charge to end users a Product "Lite" service that will consist of only the Product home
Page,  contact  page,  and  the  picture  upload  functionality.
Distributor will offer to end users on a subscription cost basis a minimum of one Product service that will consist of the Product "Lite" service plus the added Product functionality included with the Product site server.

     2.  PRICE  AND  PAYMENT
     -----------------------

     (a) Distributor agrees to pay a one time, non-refundable license fee in the amount of $95,000 with respect to (i) the Server Product to be used by Distributor to host end users of the Product, and (ii) the hosting by Distributor of an unlimited number of active sites of the Product being used by Distributor's end users. Distributor agrees to pay such license fee as follows:
(i) $35,000 within thirty (30) days after the Effective Date, (ii) $30,000 within sixty (60) days after the Effective Date, and (iii) the remaining
$30,000 within  ninety  (90)  days  after  the  Effective  Date.

     (b) Distributor further agrees to pay Netopia an on-going monthly royalty as set forth below with respect to all end user customers subscribing for Product services (excluding no charge subscribers to the Product "Lite" service):

Aggregate  Monthly  Subscribers     Royalty  Due  Netopia
-------------------------------     ---------------------
0-5,000                             $                6.00
5,001-10,000                        $                5.00
10,001-20,000                       $                4.50
20,001-50,000                       $                3.75
50,001-100,000                      $                3.00
100.001+                            $                2.25

     (c) Notwithstanding the expiration or earlier termination of this Agreement, Distributor agrees to pay Netopia the royalty set forth above for so long as Distributor continues to host end user customers using the Product.
     (d) Netopia agrees to pay Distributor a monthly promotional fee as set forth below with respect to all end user customers subscribing for Product services (excluding no charge subscribers to the Product "Lite" service):

Aggregate  Monthly  Subscribers     Promotional  Fee  Due  Distributor
-------------------------------     ----------------------------------
0-5,000                             $                             2.00
5,001-10,000                        $                             1.75
10,001-20,000                       $                             1.50
20,001-50,000                       $                             1.25
50,001-100,000                      $                             1.00
100,001+                            $                             0.75

     (e) Notwithstanding the expiration or earlier termination of this Agreement, Netopia agrees to pay Distributor this promotional expense for so long as Distributor continues to host end user customers using the Product.
     (f) If at the end of the first year of this Agreement. if less than 10,000 of Distributor's end user customers are subscribing for the Product services (excluding no charge subscribers to the Product "Lite" service), Distributor agrees to pay Netopia an additional license fee according to the schedule set forth below:

Aggregate  Product Service Web Sites at End of First Year     Additional License
---------------------------------------------------------     ------------------
Fee  for  Year  Two
-------------------
0-2,500                                                       $           95,000
2,501-5,000                                                   $           75,000
5,001-7,500                                                   $           55,000
7,501-10,000                                                  $           40,000
10,000+                                                       $             0.00

     (g) Distributor further agrees to pay Netopia an annual maintenance fee in the amount of $15,000. The maintenance fee shall be payable within thirty
(30) after the Effective Date and thereafter on each anniversary of the Effective Date Notwithstanding the expiration or earlier termination of this Agreement, and provided that Netopia makes maintenance services generally available to its customers, Netopia shall continue to provide Distributor all updates, revisions and new releases of the Server Product and the Product for so long as Distributor pays the maintenance fee.
     (h) Within fifteen (15) days after the end of each calendar quarter, Distributor will send to Netopia (i) a report setting forth the number of active sites of the Product being hosted for Distributor's end users during the previous calendar quarter; and (ii) a computation and payment of royalties. Distributor may deduct from the royalty payment the amount otherwise payable by Netopia pursuant to Section 2(d) with respect to the quarterly reporting period.
     (i) Distributor agrees that it will maintain records regarding all sites of the Product it has hosted. Distributor further agrees that it will permit Netopia to have access, upon fifteen (15) days advance written notice, at a mutually agreed time during Distributor's normal business hours, to audit Distributor's records and books of account for the purpose of determining whether the appropriate royalties have been paid. Such audits may not be required more than once every twelve (12) months unless a prior audit has revealed a discrepancy, and shall be conducted by a firm of certified public accountants chosen by Netopia. If the accountants' report reveals a discrepancy, within thirty (30) days Distributor will pay Netopia any amount determined to be owing. Netopia will pay the cost of each audit, provided that if the audit determines that Distributor has underpaid supplemental royalties owing to Netopia then Distributor will pay Netopia the direct third party costs of the audit.
     (j) Except for taxes on Netopia's income, Distributor agrees to pay any and all sale, use, value added, withholding, excise and similar taxes on payments under this Agreement, as well as all insurance and shipping charges.
     (k) Except as expressly agreed otherwise by the parties in writing, each party will bear all of its own expenses arising from its performance of its obligations and exercise of its rights under this Agreement, including without limitation, the costs of occupancy, facilities, hosting hardware, work space, utilities, payroll, management, clerical, reproduction services, supplies, overhead, marketing and like expenses.

     3.  UPGRADES,  DELIVERY  AND  WARRANTY
     --------------------------------------

     (a) Promptly after execution of this Agreement, Netopia shall deliver to Distributor an electronic master copy of the Server Product and the Product.
Thereafter, provided that Distributor shall have paid the annual maintenance fee, Netopia shall deliver to Distributor without additional charge any and all updates, revisions and new releases of the Server Product and the Product at such time that Netopia makes such new releases available generally to its customers.
     (b) Netopia warrants that for ninety (90) days following delivery, unless modified by Distributor, the Server Product and the Product will perform substantially the functions described in the related documentation provided by Netopia. Netopia does not warrant that the Server Product and the Product will meet Distributor's or any end user customers' specific requirements or that its operation will be uninterrupted or error-free. Netopia expressly is not responsible for any problems, including any problem which otherwise would be a breach of warranty, caused by (i) changes in computer hardware or computer operating systems; (ii) accident, abuse, or misapplication.
     (c) Netopia's entire liability and Distributor's sole remedy under the foregoing warranty during the ninety (90) day warranty period is that Netopia, at its sole and exclusive option, shall either use commercially reasonable efforts to correct any reported material deviation, replace the Server Product and the Product with a functionally comparable program, or refund all license fees paid, in which case this Agreement and the license granted hereunder shall terminate immediately, and Netopia shall have no further obligations to Distributor.

     4.  INDEMNIFICATION  FOR  INFRINGEMENT
     --------------------------------------

     (a) Netopia represents and warrants that: (i) the Server Product and the Product do not infringe any patent or copyright or violate the trade secret or other proprietary rights of any third party; (ii) Netopia or Netopia's licensors own all patents, copyrights, trade secrets and other proprietary rights in and to the Server Product and the Product; and (iii) Netopia possesses the legal right and authority to execute and perform this Agreement.
     (b) Netopia agrees to indemnify, hold harmless, and defend ( from and against any and all damages, costs, and expenses. including reasonable attorneys' fees and costs, incurred in connection with a claim of a third party which, if true, would constitute a breach of the foregoing warranties (hereinafter "Infringement Claims"), provided Distributor notifies Netopia promptly in writing of the existence of an Infringement Claim and grants Netopia sole control over its defense or settlement, and Distributor provides reasonable assistance in the defense of the same.
     (c) Following notice of an Infringement Claim, Netopia shall use commercially reasonable efforts to procure for Distributor the right to continue to market, use and have others use, the allegedly infringing Server Product or Product or may replace or modify the Server Product and the Product with a functionally comparable product to make it non-infringing. In the event that Netopia does not or cannot comply with this Section 4(c), Netopia shall refund to Distributor all license fees paid, in which case this Agreement and the license granted hereunder shall terminate immediately, and Netopia shall have no further obligations to Distributor.
     (d) Netopia shall have no liability for any Infringement Claim based on Distributor's (i) use of the Server Product, and hosting or distribution of the Product after Netopia's notice that Distributor should cease use, hosting or distribution due to an Infringement Claim, or (ii) combination of the Server Product or the Product with a non-Netopia program or data, if such Infringement Claim would have been avoided by the exclusive use of the Server Product or the Product.
     (e) The provisions of this Section 4 state Netopia's entire liability to Distributor with regard to Infringement Claims.

     5.  LICENSE  RESTRICTIONS  AND  OBLIGATIONS
     -------------------------------------------

     (a) Distributor shall market, distribute and host use of the Product only to and by end user customers in conjunction with the sale of Distributor's internet-related products and services.
     (b) Distributor shall not reverse engineer, decompile or disassemble the Server Product and the Product.
     (c) Distributor shall market, distribute, and host use of the Product to and by and users only pursuant to Netopia's or Distributor's standard end user license agreement, which may be a "click wrap" license agreement. In no event will Distributor remove or disable any electronic acknowledgment or agreement embedded in the Product. The limitations of liability and remedies in Distributor's end user license agreement shall inure to the benefit of Netopia. Distributor shall be the "Licensor" under its end user license agreement.

     6.  COPYRIGHT  NOTICES;  TRADEMARK  &  PRODUCT  NAME
         ------------------------------------------------

     (a) Distributor will cause to appear on the container and labels of each CDrom or other storage medium containing the Product, the copyright notices that appear on the applicable release of the Product as provided to Distributor. Distributor shall cause to appear on the title page of the documentation, and at any other location where any copyright notice appears, the Netopia and third party copyright or other proprietary rights notices that appear in the release of documentation as provided to Distributor.
     (b) Distributor shall market the Product under a name of Distributor's choosing, provided, however, that Distributor agrees to use the appropriate trademark symbol (either (R) or "tm" in a superscript) and clearly indicate Netopia's ownership of the Product and its trademark(s) whenever the Product name is first mentioned in any advertisement, brochure or in any other manner in connection with the Product. In addition, Distributor shall indicate Netopia's ownership of the Product on the screen display in such format as Netopia shall designate. Distributor shall not at any time use any name or trademark confusingly similar to a Netopia trademark, trade name and/or product name and agrees that its use of such Netopia trademarks. trade names and/or product names shall not directly or indirectly create in Distributor any right, title or interest therein. Distributor shall not use or display any Netopia logo in its materials or packagingwithout Netopia's prior written permission. Distributor shall not use or imitate the trade dress of Netopia's products. Distributor shall undertake no action that will interfere with or diminish Netopia's right, title and/or interest in Netopia's trademark(s), trade name(s) or Product name(s). Upon Netopia's request, Distributor also shall provide Netopia with samples of all Distributor literature which uses Product name(s)
     (c) Distributor agrees that during the term of this Agreement, it will not market the Product using the words room". "planet", "dwp", "nvo", "mynvo", "web center". "small business web center", "business web now". or "nextweb" as a descriptor for the Product.

     7.  TERM  OF  AGREEMENT
     -----------------------

The initial term of this Agreement shall run from the Effective Date for a period of two (2) years. Thereafter, this Agreement shall renew automatically for successive renewal terms of one (1) year unless either party gives notice of termination no later than sixty (60) days before the end of the initial term or any renewal term.

     8.  DEFAULT  AND  OBLIGATIONS  UPON  TERMINATION
     ------------------------------------------------

     (a) This Agreement will terminate if either party materially breaches this Agreement or any provision hereof, and the breach has not been cured within thirty (30) days after notice to the breaching party. The rights and remedies of the parties provided herein shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.
     (b) Within ten (10) days after termination or expiration of this Agreement, Distributor shall cease distribution of the Product in any manner. Distributor may retain and continue to use the Server Product to host end users that began using the Product prior to the effective date of termination.
     (c) Termination of this Agreement as a result of Distributor's default shall result in acceleration of Distributor's obligation to pay to Netopia all maintenance and supplemental license fees owed as of the effective date of termination, including royalties for orders pending on the effective date of termination,
     (d) End user licenses properly granted pursuant to this Agreement and prior to termination of this Agreement shall not be diminished or abridged by termination. In addition, notwithstanding anything to the contrary contained herein, Distributor may fill orders pending on the effective date of termination, provided that such orders were placed and accepted prior to notice of termination. As provided in and subject to the provisions of Section 2(c), Distributor agrees to continue to pay monthly royalties to Netopia with respect to such end users for so long as Distributor continues to host end user customers using the Product.
     (e) As provided in and subject to the provisions of Section 2(d), after the expiration or earlier termination of this Agreement, Netopia shall continue to provide Distributor all updates, revisions and new releases of the Server Product and the Product for so long as Distributor pays the maintenance fee to Netopia.
     (f) All provisions of this Agreement that remain to be performed or by their nature would be intended to continue to be applicable shall survive termination or expiration of this Agreement.

     9.  LIMITATION  OF  LIABILITY  AND  REMEDY;DISCLAIMER  OF  WARRANTIES
     ---------------------------------------------------------------------

     (A)  LIMITATION OF LIABILITY
          --------------------------------------------------------------
EXCEPT AS SET FORTH IN SECTION 4 NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY NOR ITS AGENTS, REPRESENTATIVES OR EMPLOYEES SHALL BE LIABLE TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT FOR AMOUNTS REPRESENTING LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF BUSINESS OR INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF THE OTHER PARTY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. REGARDLESS OF WHETHER ANY REMEDY PROVIDED IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE, EXCEPT AS SET FORTH IN SECTION 4 IN NO EVENT WILL NETOPIA'S LIABILITY UNDER THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT OF PAYMENTS ACTUALLY PAID BY DISTRIBUTOR TO NETOPIA REGARDLESS OF WHETHER A CLAIM IS BROUGHT IN TORT, CONTRACT OR OTHERWISE.

     (B)  DISCLAIMER  OF  WARRANTIES.EXCEPT  AS  EXPRESSLY PROVIDED HEREIN,
               ---------------------------
NETOPIA HEREBY SPECIFICALLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE NETOPIA PRODUCT, INCLUDING ANY IMPLIED WARRANTIES OF
NONINFRINGEMENT MERCHANTABILITY OR FITNESS OF THE NETOPIA PRODUCT FOR A PARTICULAR PURPOSE OR USE.

     10.  NOTICES
     ------------

All notices, authorizations and requests in connection with the Agreement shall be deemed given on the day they are: (i) deposited on the United States mails, postage prepaid, certified or registered, return receipt requested. (ii)sent by
                                                                     ----
air express courier, charges prepaid, and addressed to the addresses set forth below. or (iii) sent by facsimile transmission, with confirmation of receipt. Either party may change its address for notices by written notice to the other party.

Distributor:     ____________________
                 ____________________
                 ____________________
     Attention:  ____________________
     Telephone:  ____________________
     FAX:        ____________________

Netopia:        Netopia  Inc.
                2470  Mariner  Square  Loop
                Alameda,  CA  94501
                Attention:  Tom  Spadafore
                Telephone:  (510)  814-5123
                FAX:  (510)  814-5021

     11.  GOVERNING  LAW;  ARBITRATION;  ATTORNEYS'  FEES
     ----------------------------------------------------

     (a) The rights and obligations under this Agreement shall be governed by the laws of the State of California excluding its conflicts of law rules and United States law and international treaties governing copyrights. The applications to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods is hereby expressly excluded.
     (b) Any dispute arising out of or relating to this Agreement shall be referred for resolution by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration shall be conducted by one arbitrator appointed pursuant to such rules, and shall be held in San Francisco, California. The arbitrator shall be authorized to award reasonably attorneys' fees and costs to the prevailing party in any arbitration. The award of any arbitration shall be final and binding, and enforceable in any court having jurisdiction over the party against which an award is sought to be enforced.

12.  SUPPORT
------------

     (a) Distributor will be responsible for all activities associated with customer account sign-up and billing and related database records, and template development and deployment. At Distributor's request and subject to Netopia's standard terms for consulting set-vices, Netopia will make available consulting services to assist Distributor in the effective consummation of these activities, including technical support to assist Distributor in be the Server Product and hosting the Product, developing templates and implementing the registration process.
     (b) Distributor will be responsible for providing and maintaining all technical equipment and be (including but not limited to server and storage hardware, network connectivity and access to the internet via high speed access) required to host users of the Product, for operations support, direct customer support, and all billing and collection activities.
     (c) Distributor exclusively shall be responsible for providing support services relating to use of the Product directly to its end user customers. Netopia will provide Distributor with backline support via e-mail to the same extent that it provides such support to be other OEM customers.
     (d) Distributor agrees to cooperate fully with Netopia with respect to any warranty problems or bugs that may be discovered in the Product by Distributor or its customers. Netopia will use reasonable commercial efforts to correct in the next release of the Product any significant bugs identified by Distributor or its customers.
     (e) Each party will designate a competent technical contact who will serve as the primary person responsible for resolution of and be contacted to resolve technical and support issues arising under this Agreement.

13.  GENERAL
------------

     (a) This Agreement may not be assigned or sublicensed in whole or in part by either party without the prior written consent of the other party, which be shall not be withheld unreasonably, provided, however, that either party may assign its rights and obligations hereunder without the other party's prior written consent to a successor entity in connection with a merger or sale of substantially all assets (a "Merger") provided that the successor agrees in writing to perform all obligations of the assigning party. Notwithstanding the foregoing, in the event of a Merger with an entity that is a direct competitor of the other party, such party may terminate this Agreement effective on the date the Merger is consummated upon prior written notice to the other party.
     (b) If Distributor distributes, hosts or licenses the Product to or on behalf of the United States of America, its agencies and/or instrumentalities (the "Government"), the Product is provided to Distributor be Restricted Rights, as defined in Title 27 of the Code of Federal Regulations. Distributor shall comply with any requirements of the Government to obtain such Restricted Rights protection, including without limitation, the placement of any restrictive legends on the Product, related documentation, and any license agreement used in connection with the Product.
     (c) Distributor agrees that neither it nor its customers intends to or will, directly or indirectly, export, host or transmit (i) any copies of the Product or related documentation and technical data, or (ii) any product (or any part thereof), process, or service that is the direct product of the Product without the prior written consent, if required, of the Bureau of Export Administration of the United States Department of Commerce, or such other governmental entity as my have jurisdiction over such export or transmission. Distributor warrants and represents that the Product is importable into any country in or into which Distributor ships, hosts or otherwise makes available copies of the Product.
     (d) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent to the Effective Date and signed on behalf of Distributor and Netopia by their respective duly authorized representatives. This Agreement shall control any provisions in purchase orders which are inconsistent with this Agreement.
     (e) Distributor agrees that the terms of this Agreement are confidential and agrees not to disclose such terms to any third party other than its attorneys and independent accountants. and as otherwise may be required by law or regulation, without Netopia's prior written approval.

     (f) If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the provision shall be deemed amended to substitute a valid provision so as to implement the intent of the parties.
     (g) No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.
     (h) The section headings are intended for convenience only and shall not be deemed to supersede or modify any provisions.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date. All signed copies of this Agreement shall be deemed originals.

NETOPIA,  INC.                            NEXTTAXI ONLINE COMMUNITIES, INC.

By:____________                           By:____________

Printed  Name:__Alan Lefkof_____          Printed  Name:__Dave Schlenz___

Title:____CEO______                       Title:_MGR BUS. DEVELOPMENT____